EXHIBIT 15.2

February 26, 2010

Tenneco Inc.
500 North Field Drive
Lake Forest, IL 60045

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Tenneco Inc. and consolidated subsidiaries for the period ended September 30, 2009, as indicated in our report dated February 26, 2010; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, is incorporated by reference in Registration Statement Nos. 333-17485, 333-30933, 333-17487, 333-41535, 333-27279, 333-23249, 333-27281, 333-41537, 333-48777, 333-76261, 333-33442, 333-33934, 333-58056, 333-101973, 333-113705, 333-142475, 333-142473 and 333-159358 on Form S-8 and Registration Statements No. 333-24291 and 333-159305 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois